Exhibit 99.1

The Global Power Company	NEWS RELEASE

Media Contact: Robin Pence 703-682-6552
Investor Contact: Scott Cunningham 703-682-6336

AES REPORTS STRONG FIRST QUARTER RESULTS; INCREASES GUIDANCE

ARLINGTON, VA., May 8, 2006 — The AES Corporation (NYSE:AES) today reported significant growth in revenues and earnings for the first quarter of 2006. Revenues increased 13% to $3.0 billion from $2.7 billion and net income more than doubled to $351 million compared to $124 million in the first quarter of 2005. Diluted earnings per share of $0.52 increased 174% from $0.19 in the first quarter of 2005. Adjusted earnings per share (a non-GAAP financial measure) were $0.42 versus $0.18 in the first quarter of 2005. See the attached Reconciliation of Adjusted Earnings Per Share for further information.

The Company increased its 2006 guidance for diluted earnings per share from continuing operations to $0.96 from $0.90 and increased its guidance for adjusted earnings per share to $0.97 from $0.95. The Company reaffirmed the other elements of its previously issued 2006 financial guidance and longer-term financial guidance through 2008. The distinction between the diluted earnings per share from continuing operations and adjusted earnings per share guidance excludes the expected net effects from derivatives mark-to-market accounting, corporate debt repayment, portfolio management transactions, and gains or losses from certain foreign currency transactions. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is used in the Company’s internal evaluation of financial performance.

“This was a very good quarter and we increased our guidance for the full year accordingly,” said Paul Hanrahan, AES President and Chief Executive Officer. "Our results for the quarter benefited from our increased efforts in portfolio management, debt restructuring, and accelerating the sale of excess air emission allowances to capitalize on attractive market prices. We also saw some favorable business mix effects related to our tax rate in the quarter."

The table below summarizes key financial measures for the first quarter of 2006 and 2005.

($ in millions, except per share data)	First Quarter	First Quarter	%
	2006	2005	Change

Revenues	$3,013	$2,663	13%

Gross Margin	$954	$824	16%

Income Before Taxes and Minority Interest	$633	$377	68%

Net Income	$351	$124	183%

Diluted Earnings Per Share from Continuing Operations	$0.52	$0.19	174%

Adjusted Earnings Per Share	$0.42	$0.18	133%

Net Cash Provided by Operating Activities	$544	$518	5%

Consolidated Financial Highlights

•                  Revenues in the first quarter of 2006 increased 13% to $3.0 billion, with gains in all segments. Excluding estimated foreign currency impacts, revenues increased approximately 7%, reflecting higher prices as well as an increase of $46 million in sales of excess environmental emission allowances in the U.S. and Europe.

•                  Gross margin increased 16% to $954 million, reflecting favorable foreign exchange rates, pricing and allowance sales. Gross margin as a percent of sales improved to 31.7% from 30.9% in the prior year due primarily to the allowance sales.

•                  Results included an $87 million pre-tax gain resulting from the Company’s sale of its 50% equity investment in a power generation company in Canada.

•                  Interest income increased by 29% to $116 million primarily due to the realization of $17 million in interest income in the Dominican Republic, related to the settlement of certain net receivables with the government, and the impact of higher cash and cash equivalents and short-term investments in Brazil.

•                  Interest expense decreased 7% to $434 million primarily due to reduced debt balances at certain locations and a decrease in interest rates at our subsidiaries in Venezuela (EDC) and Chile (Gener), partially offset by the negative impacts of foreign currency translation of foreign debt balances.

•                  Net other expense of $48 million in the quarter included a $40 million loss on corporate debt retirement and a $22 million charge relating to debt extinguishment at our El Salvador subsidiaries, partially offset by a $14 million gain on extinguishment of debt at a discount in Argentina. Net other expense of $15 million in the first quarter of 2005 included a $14 million penalty payment for early retirement of debt in Venezuela.

•                  Equity in earnings of affiliates of $36 million included a net $16 million gain at AES Barry, an equity investment, related to settlement of a legal claim and partially offsetting derivative-related adjustments.

•                  The effective income tax rate decreased from 39% in the first quarter of 2005 to 31% in the first quarter of 2006. Excluding the equity investment sale in Canada, which was not taxable, the effective income tax rate would have been 36% in 2006. The first quarter 2006 tax rate was impacted favorably by a decrease in U.S. taxes on distributions from and earnings of certain non-U.S. subsidiaries partially offset by an increase in tax expense on foreign exchange gains at certain of our Brazilian subsidiaries.

•                  Minority interest declined 18% to $87 million, due primarily to lower after-tax net earnings at our Brazilian subsidiaries related to additional tax expense on foreign currency gains on U.S. dollar denominated debt.

•                  Net income increased 183% to $351 million compared to $124 million for the first quarter of 2005 last year. This primarily reflected the higher gross margin and the gain on the sale of our Canadian investment.

•                  Diluted earnings per share increased 174% to $0.52 compared to $0.19 per diluted share in last year’s quarter. Adjusted earnings per share increased 133% to $0.42 compared to $0.18 in the 2005 quarter.

•                  Net cash from operating activities increased 5% to $544 million compared to $518 million in the first quarter of 2005. The year over year increase was driven by significantly improved earnings offset by higher tax payments in Brazil, higher working capital and the one time settlement of a derivative instrument in 2005, which did not occur in 2006. Free cash flow (a non-GAAP financial measure defined as net cash from operating activities less maintenance capital expenditures) was $369 million, down 6% from $394 million for the same period last year. The decrease reflected higher maintenance capital expenditures of $175 million versus $124 million in the prior year period. The higher maintenance expenditures were primarily the result of higher environmental related spending. Maintenance capital expenditures are defined as property additions less growth capital expenditures.

Segment Financial Highlights

•                  Regulated Utilities segment revenues increased 7% to $1,493 million from $1,399 million in the first quarter of 2005. Excluding the estimated impacts of foreign currency translation, revenues decreased approximately 5%, primarily reflecting the recognition of a retroactive prior year tariff increase benefit at Eletropaulo in Brazil in the first quarter of 2005, partially offset by higher prices at IPL in the U.S. Gross margin increased 1% to $370 million due primarily to favorable foreign exchange rates, largely offset by the prior period tariff increase and higher maintenance costs at IPL. Gross margin as a percent of revenues fell to 24.8% from 26.2% due primarily to last year’s retroactive tariff increase at Eletropaulo and higher maintenance costs.

•                  Contract Generation segment revenues grew 17% to $1,151 million from $985 million in the first quarter of 2005 due largely to higher prices and higher demand in Brazil and the Dominican Republic, higher prices in Chile, Mexico and Puerto Rico, and increased demand in Pakistan. Foreign currency translation effects were not significant in the quarter. Gross margin improved 11% to $434 million from $392 million over the prior year quarter, due largely to higher prices and demand in Brazil, the Dominican Republic and Chile. Gross margin as a percent of revenues declined to 37.7% from 39.8% due primarily to higher outage-related costs.

•                  Competitive Supply segment revenues grew 32% to $369 million from $279 million in the first quarter of 2005 and approximately 34% excluding the estimated impacts of foreign currency translation. Revenue increases reflected higher prices and $36 million in excess emission allowances in New York, together with higher prices in Argentina, Panama and Kazakhstan. Gross margin increased 131% to $150 million from $65 million in last year’s first quarter, due primarily to the emission allowance sales and higher pricing. Gross margin as a percent of revenues increased to 40.7% from 23.3% due largely to the allowance sales and higher energy margins in New York.

2006 Financial Outlook Scenario

The operating scenario underlying the Company’s updated 2006 financial guidance anticipates the first quarter to be the strongest in the year, reflecting in part the acceleration of sales of emission allowances, compared to sales primarily in the second and fourth quarters of 2005. It also assumes less of a seasonal peak impact in the third quarter than traditionally occurs due to tax-related business mix and other operating environment assumptions. The scenario assumes a number of factors, including effective tax rate, foreign exchange rates, commodity prices, interest rates, tariff increases, new investments, as well as other significant factors which could make actual results vary from the guidance. Further information on AES’s financial guidance is available at www.aes.com.

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Attachments: Condensed Consolidated Statements of Operations, Segment Information, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted Earnings per Share, and Parent Financial Information.

Conference Call Information: AES will host a conference call today at 10:00 am Eastern Daylight Time (EDT). The call may be accessed via a live webcast which will be available at www.aes.com or by telephone in listen-only mode at 1-877-691-0877. International callers should dial 1-973-582-2852. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name, e-mail address, and affiliation. The AES First Quarter 2006 Financial Review presentation is available at www.aes.com on the home page and also by selecting “Investor Information” and then “Quarterly Financial Results.”

A webcast replay will be accessible via the internet at www.aes.com beginning shortly after the completion of the call. A telephonic replay will be available today at approximately 12:00 noon EDT. Please dial 1-877-519-4471. International callers should dial 1-973-341-3080. The system will ask for a reservation number; please enter 7326548 followed by the pound key (#). The telephonic replay will be available until Monday, May 22, 2006.

Safe Harbor Disclosure:  This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, continued normal levels of operating performance and electricity demand at our distribution companies and operational performance at our contract generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2005 Annual Report on Form 10-K. Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About AES: AES is one of the world’s largest global power companies, with 2005 revenues of $11.1 billion. With operations in 26 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 14 regulated utilities amass annual sales of over 82,000 GWh and our 127 generation facilities have the capacity to generate over 44,000 megawatts. Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

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THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Quarter Ended
	March 31,
($ in millions, except per share amounts)	2006	2005
Revenues	$3,013	$2,663
Cost of sales	(2,059)	(1,839)
GROSS MARGIN	954	824

General and administrative expenses	(55)	(49)
Interest expense	(434)	(467)
Interest income	116	90
Other (expense) income, net	(48)	(15)
Gain on sale of investments	87	—
Foreign currency transaction (losses) on net monetary position	(23)	(31)
Equity in earnings of affiliates	36	25

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	633	377

Income tax expense	(195)	(147)
Minority interest expense	(87)	(106)

NET INCOME	$351	$124

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.52	$0.19
Discontinued operations	—	—
Cumulative effect of accounting change	—	—
DILUTED EARNINGS PER SHARE	$0.52	$0.19

Diluted weighted average shares outstanding (in millions)	688	663

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Quarter Ended
	March 31,
($ in millions)	2006	2005

BUSINESS SEGMENTS

REVENUES
Regulated Utilities	$1,493	$1,399
Contract Generation	1,151	985
Competitive Supply	369	279

Total revenues	$3,013	$2,663

GROSS MARGIN
Regulated Utilities	$370	$367
Contract Generation	434	392
Competitive Supply	150	65

Total gross margin	$954	$824

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Regulated Utilities	$240	$229
Contract Generation	436	253
Competitive Supply	151	52
Corporate	(194)	(157)

Total income before income taxes and minority interest	$633	$377

GEOGRAPHIC SEGMENTS

REVENUES
Latin America	$1,689	$1,512
North America	763	640
Europe/Middle East/Africa (EMEA)	455	424
Asia	106	87

Total revenues	$3,013	$2,663

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America	$415	$263
North America	247	127
Europe/Middle East/Africa (EMEA)	130	117
Asia	35	27
Corporate	(194)	(157)

Total income before income taxes and minority interest	$633	$377

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
($ in millions)	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,342	$1,390
Restricted cash	435	420
Short term investments	391	203
Accounts receivable, net of reserves of $276 and $279, respectively	1,730	1,615
Inventory	466	460
Receivable from affiliates	3	2
Deferred income taxes - current	253	267
Prepaid expenses	138	119
Other current assets	870	756
Total current assets	5,628	5,232

PROPERTY, PLANT AND EQUIPMENT
Land	911	860
Electric generation and distribution assets	22,913	22,440
Accumulated depreciation	(6,415)	(6,087)
Construction in progress	1,524	1,441
Property, plant and equipment, net	18,933	18,654

OTHER ASSETS
Deferred financing costs, net	288	294
Investment in and advances to affiliates	670	670
Debt service reserves and other deposits	628	611
Goodwill	1,428	1,428
Deferred income taxes - noncurrent	856	807
Other assets	1,672	1,736
Total other assets	5,542	5,546

TOTAL ASSETS	$30,103	$29,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,067	$1,104
Accrued interest	460	382
Accrued and other liabilities	2,117	2,122
Recourse debt-current portion	—	200
Non-recourse debt-current portion	1,460	1,598
Total current liabilities	5,104	5,406

LONG-TERM LIABILITIES
Non-recourse debt	11,298	11,226
Recourse debt	4,821	4,682
Deferred income taxes	833	721
Pension liabilities	861	857
Other long-term liabilities	3,243	3,280
Total long-term liabilities	21,056	20,766

Minority Interest	1,753	1,611

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 657,783,516 and 655,882,836 shares issued and outstanding, respectively)	7	7
Additional paid-in capital	6,548	6,517
Accumulated deficit	(863)	(1,214)
Accumulated other comprehensive loss	(3,502)	(3,661)
Total stockholders’ equity	2,190	1,649

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,103	$29,432

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Quarter Ended March 31,
($ in millions)	2006	2005

OPERATING ACTIVITIES
Net cash provided by operating activities	$544	$518

INVESTING ACTIVITIES
Property additions	(232)	(271)
Proceeds from the sale of assets	114	3
Proceeds from the sale of emisson allowances	44	2
Sale of short-term investments	276	493
Purchase of short-term investments	(444)	(335)
Acquisitions, net of cash acquired	—	(85)
(Increase) decrease in restricted cash	(21)	67
Decrease in debt service reserves and other assets	9	27
Other investing	(17)	(7)
Net cash used in investing activities	(271)	(106)

FINANCING ACTIVITIES
Borrowings under the revolving credit facilities	—	10
Issuance of recourse debt	50	5
Issuance of non-recourse debt	357	411
Repayments of recourse debt	(150)	—
Repayments of non-recourse debt	(590)	(586)
Payments for deferred financing costs	(16)	(1)
Distributions to minority interests, net	(16)	(21)
Issuance of common stock	8	8
Other financing	—	(2)
Net cash used in financing activities	(357)	(176)
Effect of exchange rate changes on cash	36	(18)

Total (decrease) increase in cash and cash equivalents	(48)	218
Cash and cash equivalents, beginning	1,390	1,281
Cash and cash equivalents, ending	$1,342	$1,499

THE AES CORPORATION

RECONCILIATION OF ADJUSTED EARNINGS PER SHARE (unaudited)

	Quarter Ended
	March 31,
($ per share)	2006	2005

Diluted EPS From Continuing Operations	$0.52	$0.19

FAS 133 Mark-to-Market (Gains)/Losses	—	—
Currency Transaction (Gains)/Losses	—	(0.01)
Net Asset (Gains)/Losses and Impairments	(0.13)	—
Debt Retirement (Gains)/Losses	0.03	—

Adjusted Earnings Per Share (1)	$0.42	$0.18

(1)          Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

The AES Corporation
Parent Financial Information

Parent only data: last four quarters
($ in millions)

	4 Quarters Ended
	March 31,	December 31,	September 30,	June 30,
	2006	2005	2005	2005
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent	$930	$988	$920	$855
Net distributions to/(from) QHCs (1)	—	5	(4)	8
Subsidiary distributions	930	993	916	863

Returns of capital distributions to Parent	42	44	42	152
Net returns of capital distributions to/(from) QHCs (1)	13	13	13	24
Returns of capital distributions	55	57	55	176

Combined distributions & return of capital received	985	1,050	971	1,039
Less: combined net distributions & returns of capital to/(from) QHCs (1)	(13)	(18)	(9)	(32)
Total subsidiary distributions & returns of capital to Parent	$972	$1,032	$962	$1,007

Parent only data: quarterly
($ in millions)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,
	2006	2005	2005	2005
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions to Parent	$132	$354	$274	$170
Net distributions to/(from) QHCs (1)	—	—	—	—
Subsidiary distributions	132	354	274	170

Returns of capital distributions to Parent	—	5	—	37
Net returns of capital distributions to/(from) QHCs (1)	—	—	—	13
Returns of capital distributions	—	5	—	50

Combined distributions & return of capital received	132	359	274	220
Less: combined net distributions & returns of capital to/(from) QHCs (1)	—	—	—	(13)
Total subsidiary distributions & returns of capital to Parent	$132	$359	$274	$207

Liquidity(2)
($ in millions)

	Balance At
	March 31,	December 31,	September 30,	June 30,
	2006	2005	2005	2005
	Actual	Actual	Actual	Actual
Cash at Parent	$148	$262	$146	$145
Availability under revolver	898	356	281	215
Cash at QHCs (1)	17	6	9	19
Ending liquidity	$1,063	$624	$436	$379

(1)              The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the U.S. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the parent company. Cash at those subsidiaries was used for investment and related activities outside of the U.S. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the U.S. Since the cash held by these qualifying holding companies is available to the parent, AES uses the combined measure of subsidiary distributions to parent and qualified holding companies as a useful measure of cash available to the parent to meet its international liquidity needs.

(2)              AES believes that unconsolidated parent company liquidity is important to the liquidity position of AES as a Parent company because of the non-recourse nature of most of AES’s  indebtedness.